Exhibit 10.25

FIRST AMENDMENT TO LEASE

          AGREEMENT made this 9 day of August, 2000 (“this Agreement”) by and between STELLAR CONTINENTAL LLC, a Delaware limited liability company with an office at 156 William Street, New York, New York 10038 (“Lessor”), and WAVE2WAVE COMMUNICATIONS INC, a Delaware corporation with an address at 433 Hackensack Avenue, Hackensack, New Jersey 07601 (“Lessee”).

WITNESSETH:

          WHEREAS, Lessor’s predecessor-in-interest and Lessee entered into an agreement of lease dated February 17, 2000 (the “Lease”) respecting approximately 3,315 gross rentable square feet on the sixth (6th) floor (the “Premises”) in the building known at 433 Hackensack Avenue, Hackensack, New Jersey 07601 (“Lessee”).

          WHEREAS, Lessor and Lessee wish to modify the lease upon and subject to the provisions of this Amendment;

          NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other good and valuable consideration exchanged by and between Lessor and Lessee, the receipt and sufficiency of which hereby expressly are acknowledged, it is AGREED:

Capitalized words and phrases not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2.	Lessee agrees that the current Termination Date is June 30, 2005. The Termination Date is hereby extended to and including July 31, 2007.

3.

Commencing September 15, 2000 through the Termination Date (the “Expansion Term”), Lessor hereby leases to Lessee, an additional approximately 4,240 gross rentable square feet on the sixth (6th) floor of the Building (the “Expansion Space”) as shown on Exhibit A annexed hereto and made a part hereof.

4.

For the purposes of this Amendment and at all times during the Expansion Term, “Demised Premises” shall mean the Premises and Expansion Space consisting of approximately 7,555 gross rentable square feet combined.

5.

During the Expansion Term, Lessee shall pay to Lessor, as rent for the Demised Premises, Annual Fixed Basic Rent in equal monthly installments of Monthly Fixed Basic Rent as shown on Exhibit B annexed hereto and made a part hereof. Exhibit B reflects free Monthly Fixed Basic Rent (except for ERIF) for the Expansion Space from September 1, 2000 through November 30, 2000.

6.

The Security Deposit under the Lease for the Demised Premises Term from and after the date hereof shall be $54,797 in the form of a letter of credit (“L/C”) being delivered to Lessor upon the execution and delivery of this Amendment. If, on January 1, 2003, Lessee shall not be in default under the Lease (as then amended to that date), then the security deposit shall be reduced by $30,386.67. Lessee shall deliver to Lessor at any time thereafter an amended L/C in the appropriate reduced amount. The L/C and any amendment shall be a clean, irrevocable and unconditional letter of credit issued by and drawn upon any commercial bank chartered by the State of New York, the State of New Jersey or the United States Government (the “Issuing Bank”) with offices for banking purposes in the City of Hackensack or the City of New York, and having a net worth of not less than $500 million, which L/C shall have a term of not less than one year, be in form and content satisfactory in all respects to Lessor, be for the account of Lessor and be in the amount of the Security Deposit. The L/C shall provide that:

(i)	The Issuing Bank shall pay to Lessor, or its duly authorized representative, an amount up to the face amount of the L/C upon presentation of only the L/C and a sight draft in the amount to be drawn;

(ii)

The L/C shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term of this Lease, unless the Issuing Bank sends written notice (the “Non-Renewal Notice”) to Lessor by certified or registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the L/C, that it elects not to have such L/C renewed;

(iii)

Lessor, within twenty (20) days of its receipt of the Non-Renewal Notice, shall have the right, exercisable by a sight draft, to receive the monies represented by the L/C (which moneys shall be held by Lessor as a cash deposit pursuant to the terms of the Lease as amended by this Amendment pending the replacement of such L/C or Lessee’s default under the Lease as amended by this Amendment); and

(iv)	Upon Lessor’s sale or net lease of Lessor’s interest in the Building, the L/C shall be transferable by Lessor as provided for herein.

In the event of a sale or net lease of Lessor’s interest in the Building, Landlord shall have the right to transfer the cash security or L/C, as the case may be, deposited hereunder to the vendee, lessee or transferee, without cost to Lessor, and, upon transfer of the L/C or cash security (as the case may be) to the vendee, lessee or transferee, Lessor shall thereupon be released from all liability for the return of such cash security or L/C. In such event, Lessee agrees to look solely to the new landlord for the return of said cash security or L/C. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said cash security or L/C.

In the event that at any time during the Expansion Term (a) the net worth of the Issuing Bank shall be less than the minimum amount specified above or (b) circumstances have occurred indicating that the Issuing Bank may be incapable of unable to, or prohibited from honoring the then existing L/C (hereinafter referred to as the “Existing L/C”) in accordance with the terms thereof, then, upon the happening of either of the foregoing, Lessor may send written notice to Lessee (hereinafter referred to as the “Replacement Notice”) requiring Lessee within ten (10) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the “Replacement L/C”) from an Issuing Bank meeting the qualifications described in this Paragraph 6. Upon receipt of the Replacement L/C meeting the qualifications of this Paragraph 6, Lessor shall forthwith return the Existing L/C to Lessee. In the event that a Replacement L/C meeting the qualifications of this Paragraph 6 is not received by Lessor within the time specified then the Existing L/C may be presented for payment by Lessor and the proceeds thereof shall be held by Lessor in accordance with this Paragraph 6 subject, however, to Lessee’s right, at any time thereafter prior to a Lessee’s default hereunder, to replace such cash security with a replacement L/C meeting the qualifications of this Paragraph 6.

The provisions of Article 17 of the Lease shall be applicable hereto.

7.

Lessor shall perform the work shown on Exhibit B hereto (“Lessor’s Work”) to prepare the Expansion Space for Lessee’s occupancy. Lessee shall be solely responsible for the cost and expense of Lessor’s Work to the extent that the cost and expense shall exceed $59,360 (inclusive of Lessor’s profit).

8.	During the Expansion Term, Lessee’s Percentage shall be one and twenty-eight hundredths (1.28%) percent, and section (10) on the Reference Page of the Lease is amended accordingly.

9.	Lessor and Lessee each represents that the sole broker that brought about this Amendment is Cushman & Wakefield of New Jersey, Inc., whose commission shall be paid by Lessor.

10.

Except as expressly provided in this Amendment, all of the provisions of the Lease remain in full force and effect, unchanged and unmodified, and are applicable to the Demised Premises during the Expansion Term.

IT WITNESS WHEREOF, Lessee and Lessor have duly executed this Amendment the date first written above.

WAVE2WAVE COMMUNICATIONS INC.	STELLAR CONTINENTAL LLC
By: Stellar Capital Management LLC,
Its Manager

By: /s/ Steven Asman	By: /s/ Laurence Gluck
Steven Asman	Laurence Gluck, Member
President

EXHIBIT B

Fixed Rent

          Lessee shall pay Monthly Fixed Basic Rent for the Demised Premises during the Expansion Term in accordance with the following schedule (figures are inclusive of ERIF of $345.32 per month for the Premises and $530.00 per month for the Expansion Space).

Months	Fixed Monthly Basic Rent

9/1/00 to 11/30/00	$9,662.83
12/1/00 to 8/31/00	20,262.83
9/1/00 to 8/31/02	20,969.50
9/1/02 to 6/30/04	21,676.16
7/1/04 to 7/31/05	22,281.14
8/1/05 to 7/31/07	22,350.21